Consent of Independent Registered Certified Public Accounting Firm

Freedom Internet Group, Inc. San Juan, Puerto Rico

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 2, 2021, relating to the financial statements of Freedom Internet Group, Inc. for the year ended October 31, 2020 and for the period from November 15, 2018 (inception) to October 31, 2019, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Hancock Askew and Co., LLP

Savannah, Georgia

March 5, 2021